Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244
TELEPHONE
(2 1 4) 3 6 8 - 6 3 9 1
FAX
(2 1 4) 3 6 9 - 4 0 6 1
WWW . DEMAC . COM
April 11, 2025
CONSENT OF DEGOLYER & MACNAUGHTON
Ladies and Gentlemen:
We hereby consent to the use of the name DeGolyer & MacNaughton and the incorporation by reference in (i) the Registration Statements on Form S-3 (File Nos. 333-277702 and 333-269152) and (ii) the Registration Statements on Form S-8 (File Nos. 333-283004, 333-275472 and 333-261604) of Crescent Energy Company of our report dated February 7, 2025 prepared for Ridgemar (Eagle Ford) LLC, and the information contained therein, included in the Current Report on Form 8-K/A filed on or about April 11, 2025.
Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716